Exhibit 23.1

KPMG LLP 345 Park Avenue New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated September 24, 2025, with respect to the statement of assets and liabilities (in organization) of Bitwise Solana Staking ETF, as of September 17, 2025, and to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-1.

New York, New York

September 24, 2025